Education Management Corporation Announces Early Tender Results and Determination of Total Consideration for the Private Debt Exchange Offer By its Subsidiaries

Pittsburgh, February 15, 2013 - Education Management Corporation (“Parent”) (NASDAQ: EDMC) announced the results, as of 5:00 p.m., New York City time, on February 14, 2013 (the “Early Tender Deadline”), of the private offer (the “Exchange Offer”) by its indirect subsidiaries, Education Management LLC (the “Company”) and Education Management Finance Corp. (the “Co-Issuer” and, together with the Company, the “Issuers”), to exchange their 8¾% Senior Notes due 2014 (the “Old Notes”) for (i) new Senior Cash Pay/PIK Notes due 2018 (the “New Notes”) and (ii) cash.

The Issuers were advised by the exchange agent for the Exchange Offer that, as of the Early Tender Deadline, a total of $359,813,000 aggregate principal amount of outstanding Old Notes, representing approximately 96% of the outstanding Old Notes, were validly tendered (and not validly withdrawn) in the Exchange Offer.

Therefore, upon the terms and subject to the conditions of the Exchange Offer, the Total Consideration Amount payable for each $1,000 principal amount of Old Notes validly tendered at or prior to the Early Tender Deadline (and not validly withdrawn) and accepted for exchange, will consist of cash consideration of $444.16 and $555.84 of New Notes. The Exchange Consideration Amount payable for each $1,000 principal amount of Old Notes validly tendered and accepted for exchange after the Early Tender Deadline but on or prior to midnight, New York City time, on March 1, 2013, will consist of cash consideration of $414.16 and $555.84 of New Notes.

In addition, holders whose Old Notes are exchanged in the Exchange Offer will receive accrued and unpaid interest in cash in respect of their exchanged Old Notes from the last applicable interest payment date to, but not including, the settlement date for the Exchange Offer.

The condition to the completion of the Exchange Offer that Old Notes with an aggregate principal amount of at least $318,750,000 (the “Minimum Tender Condition”), representing 85% of the outstanding aggregate principal amount of Old Notes, has been satisfied.
The Exchange Offer is subject to certain conditions set forth in the confidential offering circular relating to the Exchange Offer (the “Offering Circular”). The Issuers reserve the right, subject to applicable law, to terminate, withdraw or amend the Exchange Offer at any time and from time to time, as described in the Offering Circular.

The New Notes will be issued by the Issuers and guaranteed by Parent and all of the Company's existing direct and indirect domestic restricted subsidiaries, other than any subsidiary that directly owns or operates a school or has been formed for such purpose and has no material assets. Cash interest on the New Notes will accrue at the rate of 15% per annum. For any interest period after March 30, 2014 up to and including July 1, 2018, interest in addition to the cash interest payable as described in the previous sentence will be paid by increasing the principal amount of the outstanding New Notes or by issuing additional New Notes (“PIK Interest”). PIK Interest on the New Notes will accrue at a rate of (i) 1.0% per annum for the period from March 30, 2014 through and including March 30, 2015, (ii) 2.0% per annum for the period from March 30, 2015 through and including March 30, 2016, (iii) 3.0% per annum for the period from March 30, 2016 through and including March 30, 2017 and (iv) 4.0% per annum for the period from March 30, 2017 through and including July 1, 2018.

The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. The New Notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Exchange Offer is being made, and the New Notes are being offered and issued only, to persons certifying that (a) they are in the United States and are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or (b)(i) they are outside the United States and are persons not U.S. persons, who are eligible to acquire securities from the Issuers pursuant to Regulation S and would be participating in any transaction in accordance with Regulation S and (ii) are “non-U.S. qualified offerees” (as defined in the Offering Circular).

The complete terms and conditions of the Exchange Offer are set forth in the Offering Circular and related letter of transmittal. Documents relating to the Exchange Offer will only be distributed to holders of Old Notes who complete and return a letter of eligibility confirming that they are eligible investors for the purposes of the Exchange Offer. Holders who desire a copy of the eligibility letter should contact Global Bondholder Services Corporation, the information agent for the Exchange Offer, (866) 488-1500 (U.S. toll-free) or (212) 430-3774.

This press release is for informational purposes only. This press release is neither an offer to sell nor a solicitation of an offer to buy any New Notes and is neither an offer to purchase nor a solicitation of an offer to sell any Old Notes. The Exchange Offer is made only by, and pursuant to, the terms set forth in the Offering Circular and the related letter of transmittal. The Exchange Offer is not being made to persons in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in Education Management Corporation's Securities and Exchange Commission filings. Past results of Education Management Corporation are not necessarily indicative of its future results. Education Management Corporation does not undertake any obligation to update any forward-looking statements.

For:     Education Management Corporation
Company Contact:
John Iannone
Director of Investor Relations
(412) 995-7727